EXHIBIT 1A-15.1

Operating Results of Prior Programs

Operating Results 2014
	2013	C	2013	D	2014	A
Basis of Assets Sold
Expenses on Assets Sold	237,300.35		7,781.49		21,555.97
Acquisition Costs of Assets Sold	2,156,135.52		132,743.68		90,509.14
Basis of Assets Sold	2,393,435.87		140,525.17		112,065.11
Income
Income - Payments	259,212.18		16,589.27		6,037.56
Income - AHP Lease/ Rent Income	65,432.96		0.00		2,775.08
Income	324,645.14		16,589.27		8,812.64
Expenses
AHP Fund Management Fees	68,197.19		11,678.53		5,431.67
Professional Fees- Legal/Trustee/Consulting	33,700.00		12,010.09		14,000.00
Bank Fees	1,287.89		907.14		347.25
Other Expense	(1,056.43)		1,717.48		2,169.38
Expenses	102,128.65		26,313.24		21,948.30
Proceeds From Sales of Assets
Income - AHP Sales Proceeds	3,009,275.21		246,238.23		202,526.08
Proceeds From Sales of Assets	3,009,275.21		246,238.23		202,526.08

Net Income	838,355.83		95,989.10		77,325.31

Operating Results 2015

	2013	C	2013	D	2014	A	2014	B
Basis of Assets Sold
Expenses on Assets Sold	246,447.76		102,591.30		181,295.71		123,417.80
Acquisition Costs of Assets Sold	1,371,500.77		275,632.49		1,108,446.04		3,408,234.32
Basis of Assets Sold	1,617,948.53		378,223.79		1,289,741.75		3,531,652.12
Income
Income - Payments	104,858.88		31,761.77		165,839.98		208,691.94
Income - AHP Lease Income	84,552.21		28,915.00		71,731.73		65,271.25
Income - AHP Fund Mngt/Referral Fees	10,867.51		3,461.20		23,228.09		400.00
Income - Tax Sales Surplus	0.00		0.00		0.00		90,602.24
Income -Other	351.52		0.00		975.00		2,050.00
Income	200,630.12		64,137.97		261,774.80		367,015.43
Expenses
Loan Servicing	66,867.45		12,333.29		223,166.95		327,617.89
Prop Exp (Due Diligence, Legal Maintenence, Misc)	116,496.56		(4,357.54)		43,805.47		158,684.92
AHP Fund Management Fees	47,114.52		15,779.46		42,454.07		7,932.50
Professional Fees- Legal/Consulting	5,000.00		5,459.23		3,500.00		9,764.42
Professional Fees- Trustee	13,500.00		12,000.00		12,000.00		23,014.50
Professional Fees-Wealthforge Broker Fees	-		-		-		12,771.50
Commissions on Acquisitions	(110.89)		486.52		(4,618.25)		41,781.83
Bad Debt Expense	23,559.97		-		4,502.57		900.00
DIL Incentives	(575.00)		(3,000.00)		7,329.60		20,410.00
Office Expense- Postage & Delivery	1,004.75		61.27		188.16		11,287.80
Bank Fees	715.44		436.75		912.94		1,759.25
Prof Fees- Agent Incentives	2,978.36		(960.00)		1,150.00		650.00
Marketing- REO Marketing	101.48		98.24		371.46		1,019.64
Other Expense	(1,955.02)		(1,190.91)		3,327.26		-
Expenses	274,697.62		37,146.31		338,090.23		617,594.25
Proceeds From Sales of Assets
Income - AHP Sales Proceeds	1,812,247.76		495,457.35		1,565,795.52		5,294,595.51
Proceeds From Sales of Assets	1,812,247.76		495,457.35		1,565,795.52		5,294,595.51

Total Net Income	120,231.73		144,225.22		199,738.34		1,512,364.57